Item 77C - Scudder
Intermediate Government
& Agency Trust

Registrant incorporates by
reference Scudder U.S.
Government Securities Fund's
Registration Statement on
Form N-14, dated May 26,
2005, filed on May 20, 2005
(Accession No. 0000950137-
05-006315).

Shareholder Meeting Results:

The Annual Meeting of
Shareholders (the "Meeting")
of Scudder Intermediate
Government & Agency Trust
(the "Fund") was held on June
24, 2005, at the offices of
Deutsche Investment
Management Americas Inc.,
345 Park Avenue, New York,
NY 10154. At the Meeting, the
following matters were voted
upon by the shareholders (the
resulting votes are presented
below).
1.	To elect nine Trustees to the
Board of the Fund:


Number of Votes:
Directors
For
Withheld
John W. Ballantine
31,675,066
257,704
Donald L. Dunaway
31,664,073
268,697
James R. Edgar
31,667,191
265,579
Paul K. Freeman
31,656,308
276,462
Robert B. Hoffman
31,658,528
274,242
William McClayton
31,664,241
268,529
Shirley D. Peterson
31,670,161
262,609
William N. Shiebler
31,660,362
272,408
Robert H. Wadsworth
31,672,292
260,478

2.	To ratify the selection of
Ernst & Young LLP as the
independent registered
public accounting firm of
the Fund for the current
fiscal year:

Number of Votes:
For
Against
Abstain
31,648,851
112,387
171,533

3.	To approve an agreement
and plan of reorganization
calling for the merger of the
Fund, a closed-end
investment company, into
Scudder U.S. Government
Securities Fund, an open-
end investment company.

Number of Votes:
For
Against
Abstain
20,622,420
537,892
292,274


4.	To approve converting the
Fund from a closed-end
investment company to an
open-end investment
company.

Number of Votes:
For
Against
Abstain
5,369,544
15,477,745
605,291






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